EXECUTION VERSION

STOCK PURCHASE AGREEMENT
by and between
SHANGHAI HUAXIN GROUP (HONGKONG) LIMITED
and
COWEN GROUP, INC.
March 29, 2017

TABLE OF CONTENTS

DEFINITIONS	1
Section 1.01Certain Defined Terms.    1
Section 1.02Interpretation and Rules of Construction    8

PURCHASE AND SALE OF SHARES; COMMITMENT OF LOAN	9
Section 2.01Purchase and Sale of the Shares    9
Section 2.02Purchase Price    9
Section 2.03Closing    9
Section 2.04Closing Deliveries by the Company    10
Section 2.05Closing Deliveries by the Investor    10
Section 2.06Adjustments to Number of Shares and/or Per Share Price    11
Section 2.07Commitment of the Loan    11

REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11
Section 3.01Due Organization and Good Standing of the Company    11
Section 3.02Good Standing of Subsidiaries    11
Section 3.03Capitalization    12
Section 3.04Authorization of Agreements; Enforceability    12
Section 3.05No Conflict    13
Section 3.06Governmental Approvals    13
Section 3.07Authorization of the Shares    14
Section 3.08Authorization of the Term Loan Agreement    14
Section 3.09Reports.    14
Section 3.10Financial Statements; No Undisclosed Liabilities; Controls.    14
Section 3.11No Material Adverse Change in Business    15
Section 3.12Taxes    16
Section 3.13Absence of Proceedings    17
Section 3.14Compliance with Laws    17
Section 3.15Permits    17
Section 3.16Investment Company Act    17
Section 3.17Employee Benefits.    17
Section 3.18State Takeover Laws    18
Section 3.19Insurance    18
Section 3.20No Broker’s Fees    18
Section 3.21No General Solicitation; No Integrated Offering    18
Section 3.22Material Contracts    19
Section 3.23Anticorruption; AML and Sanctions    19
Section 3.24Intellectual Property    20
Section 3.25Title to Property and Assets    20

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR	21
Section 4.01Due Organization of the Investor    21
Section 4.02Authorization of Agreements; Enforceability    21
Section 4.03Absence of Defaults and Conflicts    21
Section 4.04Governmental Approvals    22
Section 4.05Absence of Proceedings    22
Section 4.06Compliance with Laws    22
Section 4.07Sufficient Funds    22
Section 4.08Investment Representations.    22
Section 4.09No Broker’s Fees    23

ADDITIONAL AGREEMENTS	24
Section 5.01Regulatory Approvals; Reasonable Best Efforts.    24
Section 5.02CFIUS Review    25
Section 5.03HSR Act    25
Section 5.04Board Representation    25
Section 5.05Securities Law Filings    25
Section 5.06Transfer Taxes    26
Section 5.07Further Assurances    26
Section 5.08Compliance and Actions Prior to Closing    26
Section 5.09Information and Inspection Rights    26
Section 5.10Use of Proceeds    27

CONDITIONS TO CLOSING	27
Section 6.01Mutual Conditions of Closing    27
Section 6.02Conditions to Obligations of the Company    28
Section 6.03Conditions to Obligations of the Investor    28

TERMINATION	29
Section 7.01Termination    29
Section 7.02Effect of Termination    30

GENERAL PROVISIONS	30
Section 8.01Survival; Indemnification    30
Section 8.02Expenses    32
Section 8.03No Additional Representations    32
Section 8.04Public Announcements    32
Section 8.05Severability    32
Section 8.06Entire Agreement    32
Section 8.07Notices    33
Section 8.08Assignment    33
Section 8.09Amendment    34
Section 8.10Waiver    34
Section 8.11No Third-Party Beneficiaries    34
Section 8.12Governing Law; Arbitration; Jurisdiction; Waiver of Jury Trial.    34
Section 8.13No Consequential Damages    35
Section 8.14Specific Performance    35
Section 8.15Nature of Agreement    36
Section 8.16Currency    36
Section 8.17Counterparts    36

EXHIBITS
EXHIBIT A    FORM OF TERM LOAN AGREEMENT
EXHIBIT B    INVESTOR RIGHTS AGREEMENT
EXHIBIT C    PRESS RELEASE

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of March 29, 2017 (this “Agreement”), is by and between Shanghai Huaxin Group (HongKong) Limited, a Hong Kong company (the “Investor”), and Cowen Group, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company has authorized the issuance of that certain number of shares (the “Shares”) of Class A Common Stock of the Company, par value $0.01 per share (the “Class A Common Stock”) calculated pursuant to Section 2.01(a) of this Agreement; and
WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, pursuant to the terms and conditions set forth in this Agreement, the Shares.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Investor hereby agree as follows:
Article I

DEFINITIONS
Section 1.01    Certain Defined Terms.
“Action” means any claim, action, suit, arbitration, inquiry, grievance, proceeding, hearing, investigation, or administrative decision-making or rulemaking process by or before any Governmental Authority.
“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons; provided that, in the case of the Investor, “Affiliate” shall also include (i) China CEFC Energy Company Limited and its Affiliates, (ii) a Person that is beneficially owned by any of the ultimate shareholders of China CEFC Energy Company Limited and (iii) any private equity or venture capital investment fund now or hereafter existing which is managed by general partners or management companies that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with, the Investor and any and all Persons Controlled, directly or indirectly though one or more intermediaries, by any such fund.
“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include the Exhibits hereto and all amendments hereto made in accordance with the provisions hereof.
“Anticorruption Laws” shall mean laws, regulations or orders relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company, each Subsidiary of the Company, and the shareholders of the Company; including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain a business advantage; such as, without limitation, the PRC anticorruption laws, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.04.
“Beneficially Own” or “Beneficial Ownership” shall mean, with respect to any securities, having “beneficial ownership” of such securities, as determined pursuant to Rule 13d-3 under the Exchange Act.
“Borrower” means the Company and/or such Affiliate or Affiliates of the Company as the Company and the Investor agree shall be the “Borrower” under the Term Loan Agreement on the Closing Date.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Shanghai, China. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.
“CFIUS” shall mean the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.
“CFIUS Approval” shall mean any of the following with respect to the transactions contemplated by this Agreement: (a) the parties shall have received written notice from CFIUS that review under the DPA (as defined herein) has been concluded and that either the transactions contemplated by this Agreement do not constitute a “covered transaction” under the DPA, the transaction will not impair the national security of the United States, or there are no unresolved national security concerns; (b) an investigation shall have been commenced after the initial 30-day review period and CFIUS shall have determined to conclude all action under the DPA without sending a report to the President, and the parties shall have received notice from CFIUS that all action under the DPA is concluded, and there are no unresolved national security concerns; or (c) CFIUS shall have sent a report to the President requesting the President’s decision and the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement, or the time permitted by the DPA for action by the President shall have elapsed without the President taking any action to suspend or prohibit the transactions contemplated by this Agreement.
“Change in Control” shall mean the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act), (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) any “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 40% or more of the voting power of the voting stock of the Company, (d) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors or (e) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the voting stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act), directly or indirectly, is the Beneficial Owner of 40% or more of the voting power of the voting stock of the surviving or transferee Person.
“China” means the People’s Republic of China.
“Class A Common Stock” shall have the meaning set forth in the Recitals.
“Class B Common Stock” shall have the meaning set forth in Section 3.03(a).
“Closing” shall have the meaning set forth in Section 2.03.
“Closing Date” shall have the meaning set forth in Section 2.03.
“Code” means the Internal Revenue Code of 1986, as amended, or successor provision of Law.
“Common Stock” shall have the meaning set forth in Section 3.03(a).
“Company” shall have the meaning set forth in the Preamble.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Investor in connection with the execution and delivery of this Agreement.
“Company Governmental Approvals” shall have the meaning set forth in Section 3.06.
“Company Permits” shall have the meaning set forth in Section 3.15.
“Company Plans” shall have the meaning set forth in Section 3.17(a).
“Company Representatives” shall have the meaning set forth in Section 3.23.
“Confidentiality Agreement” means that certain Confidentiality Agreement, between New Seres Investment Co., Ltd. and the Company, dated as of January 11, 2017.
“Continuing Director” shall mean, as of any date of determination, any member of the board of directors of the Company who (a) was a member of such board of directors on the date hereof or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“control” (including the terms “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of a majority of the outstanding voting securities or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Deductible” shall have the meaning set forth in Section 8.01(c).
“DGCL” means the Delaware General Corporation Law.
“Dispute” shall have the meaning set forth in Section 8.12(b).
“DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and implementing regulations promulgated thereunder (31 C.F.R. Part 800).
“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind.
“Equity Plans” means, collectively, the 2006 Equity and Incentive Plan, the 2007 Equity and Incentive Plan and the 2010 Equity and Incentive Plan of the Company.
“ERISA” shall have the meaning set forth in Section 3.17(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.
“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF) or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI); or (iv) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i), (ii) or (iii) of this definition.
“Governmental Approvals” shall have the meaning set forth in Section 4.04.
“Governmental Authority” means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.
“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority with competent jurisdiction.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“ICDR” shall have the meaning set forth in Section 8.12(b).
“Indemnified Liabilities” shall have the meaning set forth in Section 8.01(b).
“Indemnitees” shall have the meaning set forth in Section 8.01(b).
“Indemnitor” shall have the meaning set forth in Section 8.01(b).
“Initial Lender ” means the Investor or such Affiliate of the Investor as the Investor may designate to be the “Initial Lender” under the Term Loan Agreement on the Closing Date.
“Intellectual Property” means any and all rights in any of the following: (a) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including rights in password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and patent applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) rights in Internet websites, domain names and applications and registrations pertaining thereto; (g) books and records pertaining to the foregoing; and (h) claims or causes of action arising out of past, present or future infringement or misappropriation of any of the foregoing.
“Investor” shall have the meaning set forth in the Preamble.
“Investor Designees” shall have the meaning set forth in Section 5.04.
“Investor Rights Agreement” means that certain Investor Rights Agreement entered into as of the date hereof by the Company and the Investor, attached hereto as Exhibit B.
“Knowledge of the Company” or “the Company’s Knowledge” means, the knowledge of Peter A. Cohen, Jeffrey M. Solomon, John Holmes, Stephen A. Lasota and Owen Littman, and the knowledge that any such individual would have after reasonable inquiry of the employees reporting directly to such individual.
“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any Governmental Order.
“Loan” means that certain term loan in the Loan Amount made by the Investor to the Company pursuant to the terms of the Term Loan Agreement.
“Loan Amount” means the aggregate principal amount of the Loan as specified under the Term Loan Agreement.
“Material Adverse Effect” means any material adverse event, circumstance, change, development, effect, condition or occurrence on or with respect to (a) the business, condition (financial or otherwise), properties, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not be deemed to include any event, circumstance, change, development, effect, condition or occurrence to the extent resulting from: (i) changes in the general economy or the financial, securities or currency markets in the United States, China or elsewhere in the world generally (including changes in prevailing foreign exchange rates or interest rates), (ii) changes generally affecting companies in the industries in which the Company and its Subsidiaries engage in business, (iii) the announcement, existence or consummation of this Agreement or the transactions contemplated hereby in accordance with the terms hereof, or compliance with this Agreement or the transactions contemplated hereby, (iv) any changes in the share price or trading volume of the Shares, or the failure of the Company to meet projections or forecasts, in each case in and of itself (but not the underlying causes thereof), (v) any taking of any action at, and in accordance with, the written request of the Investor, (vi) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any Governmental Authority, in each case having general applicability to the industries in which the Company and its Subsidiaries engage in business, (vii) any changes in GAAP or accounting standards or interpretations thereof, or (viii) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except, with respect to clauses (i), (ii), (vi), (vii) and (viii) to the extent that the effects of such changes or events are disproportionately adverse to the business, condition (financial or otherwise), properties, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries engage in business, or (b) the authority or ability of the Company to perform its obligations under the Transaction Agreements.
“Material Contract” shall have the meaning set forth in Section 3.22.
“Money Laundering Laws” shall have the meaning set forth in Section 3.23(e).
“NASDAQ” means the NASDAQ Stock Market.
“New York Courts” shall have the meaning set forth in Section 8.12(c).
“Outstanding Shares” shall have the meaning set forth in Section 2.01(a).
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.
“Preferred Stock” shall have the meaning set forth in Section 3.03(a).
“President” shall mean the President of the United States.
“Price Per Share” shall have the meaning set forth in Section 2.02.
“Sanctions Law and Regulations” means (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or regulations of the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), or the Export Administration Regulations, or any enabling legislation or executive order issued pursuant to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time (2) any U.S. sanctions administered by the Department of State and (3) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury, or the European Union.
“Sanctions Target” means: (i) any country or territory that is the subject of country-wide or territory-wide sanctions, including as the date of this Agreement, Crimea Region of Ukraine, Iran, Cuba, Syria, Sudan and North Korea; (ii) a person or entity that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC or any equivalent list of sanctioned persons issued by the U.S. Department of State; or (iii) a person or entity that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Law and Regulations.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” shall have the meaning set forth in Article III.
“Securities Act” means the Securities Act of 1933, as amended.
“Share Determination Date” shall have the meaning set forth in Section 2.01(a).
“Share Determination Notice” shall have the meaning set forth in Section 2.01(a).
“Share Purchase Price” shall have the meaning set forth in Section 2.02.
“Shares” shall have the meaning set forth in the Recitals.
“Subsidiary” means, with respect to any Person, (a) a corporation, a majority of whose voting stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof and (b) any other Person (other than a corporation), including without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more of its Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election or directors, managers or trustees thereof (or other Person performing similar functions).
“Substantial Detriment” shall have the meaning set forth in Section 5.01(d).
“Tax” means any and all tax, fee, levy, duty, tariff, impost, or other charge of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including any tax or other charge on or with respect to income, franchises, windfall or other profits, gross receipts, property, intangible property, excise, sales, use, capital stock, accumulation of earnings, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges. It also includes any withholding tax, which the Company or any of its Subsidiaries is required by any Governmental Authority to withhold on behalf of any Person, and to remit to any Governmental Authority.
“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to any Tax, filed or required to be filed with any government or taxing authority, including any schedule or attachment thereto or any amendment thereof.
“Term Loan Agreement” means that certain Term Loan Agreement entered into as of the Closing Date by the Borrower and the Initial Lender, substantially in the form attached hereto as Exhibit A.
“Threshold” shall have the meaning set forth in Section 8.01(c).
“Transaction Agreements” shall mean this Agreement, the Term Loan Agreement, the Investor Rights Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated hereby.
“Transfer Taxes” shall have the meaning set forth in Section 5.06.
“U.S.” or “United States” shall mean the United States of America.
Section 1.02    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to the Preamble or an Article, Recital, Section, Exhibit or Schedule, such reference is to the Preamble or an Article, Recital or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(f)    any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
(g)    references to a Person are also to its successors and permitted assigns; and
(h)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II

PURCHASE AND SALE OF SHARES; COMMITMENT OF LOAN
Section 2.01    Purchase and Sale of the Shares.
(a)    Three (3) Business Days prior to the Closing (the “Share Determination Date”), the Company shall deliver to the Investor a notice (the “Share Determination Notice”) setting forth (i) the number of shares of Class A Common Stock issued and outstanding as of the Share Determination Date (the “Outstanding Shares”) and (ii) the number of Shares to be purchased by the Investor pursuant to this Agreement, which shall be equal to the product of (x) 0.199 and (y) the number of Outstanding Shares, rounded down to the nearest whole share.
(b)    Upon the terms and subject to the conditions of this Agreement and the other Transaction Agreements, at the Closing, the Company shall issue to the Investor, and the Investor shall purchase, accept and acquire from the Company, the number of Shares set forth in the Share Determination Notice.
Section 2.02    Purchase Price. The per share purchase price for the Shares shall be US$18.00 (the “Price Per Share”). The aggregate purchase price for the Shares shall be equal to the product of (x) the Price Per Share and (y) the number of Shares as calculated pursuant to Section 2.01(a) (the “Share Purchase Price”).
Section 2.03    Closing. Subject to the terms and conditions of this Agreement and the other Transaction Agreements, the issuance, sale and purchase of the Shares contemplated by this Agreement and the funding of the Loan in accordance with the Term Loan Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m. (New York time) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 on the third Business Day after the date that the parties have received notice that each of the conditions set forth in Article VI of this Agreement has been satisfied or has been waived in accordance with the terms hereof (such date, the “Closing Date”), or at such other date, time and place as the Company and the Investor may mutually agree upon in writing.
Section 2.04    Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Investor or its designated custodian:
(a)    a certificate or certificates representing the Shares in the name of the Investor;
(b)    the Term Loan Agreement, duly executed by the Borrower;
(c)    the officer’s certificate contemplated in Section 6.03(c); and
(d)    a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, without incurring personal liability, of the resolutions (in form and substance reasonably satisfactory to the Investor) duly and validly adopted by the board of directors of the Company evidencing its authorization of the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, including without limitation the increase of the size of the Company’s board of directors and the appointment of the three Investor Designees to the Company’s board of directors, subject to and in accordance with Section 5.04 hereof and Section 2.2 of the Investor Rights Agreement.
Section 2.05    Closing Deliveries by the Investor. At the Closing, the Investor shall deliver to the Company:
(a)    the Share Purchase Price and, in accordance with the Term Loan Agreement, the Loan Amount, without any deduction or setoff of any kind, by wire transfer in immediately available funds to a bank account in the United States to be designated by the Company in a written notice to the Investor at least two Business Days prior to the Closing;
(b)    the Term Loan Agreement, duly executed by the Initial Lender;
(c)    the officer’s certificate contemplated in Section 6.02(c); and
(d)    a true and complete copy, certified by an authorized representative of the Investor, without personal liability, of the resolutions duly and validly adopted by the executive director of the Investor evidencing the Investor’s authorization of the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.
Section 2.06    Adjustments to Number of Shares and/or Per Share Price. Subject to Section 5.08, the number of Shares issued by the Company to the Investor and/or the Price Per Share represented by the Share Purchase Price, shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Closing.
Section 2.07    Commitment of the Loan. Upon the terms and subject only to the conditions of this Agreement and the Term Loan Agreement, the Investor hereby commits to, and shall on the Closing Date make or cause to be made, the Loan to the Borrower on the terms set out in the Term Loan Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As an inducement to the Investor to enter into this Agreement, the Company hereby represents and warrants to the Investor as of the date hereof and as of the Closing Date (except to the extent any representation and warranty speak as of a particular date, in which case as of such particular date) that, except as otherwise disclosed (a) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or any other reports and forms of the Company or its Subsidiaries filed or furnished by it under the Exchange Act (without giving effect to any amendment thereto filed on or after the date of this Agreement and excluding disclosures of non-specific risks faced by the Company included in any forward-looking statement, risk factor, disclaimers or other statements that are similarly non-specific and are predictive, general and forward-looking in nature) before the date of this Agreement (the “SEC Reports”), or (b) on the correspondingly numbered section of the Company Disclosure Schedule:
Section 3.01    Due Organization and Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the Law of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and each of the other Transaction Agreements, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, and to own, lease and operate its properties, and to carry on its business as currently being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which such qualification is required, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. True, complete and correct copies of the Company’s amended and restated certificate of incorporation and bylaws, each as in effect as of the date of this Agreement, have previously been made available to the Investor.
Section 3.02    Good Standing of Subsidiaries. Each of the Company’s Subsidiaries has been duly organized and is validly existing as a corporation or other legal entity in good standing under the Law of the jurisdiction of its incorporation or formation, has corporate power and authority to own, lease and operate its properties, and to conduct its business and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which such qualification is required, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.
Section 3.03    Capitalization.
(a)    The authorized shares of capital stock of the Company consist of 62,500,000 shares of Class A Common Stock, 62,500,000 shares of Class B Common Stock of the Company, par value $0.01 per share (“Class B Common Stock” and, with the Class A Common Stock, the “Common Stock”) and 10,000,000 shares of Series A Convertible Preferred Stock of the Company (“Preferred Stock”). As of March 23, 2017, (i) 120,750 shares of Preferred Stock are issued and outstanding, (ii) 27,312,493 shares of Class A Common Stock are issued and outstanding, (iii) no shares of Class B Common Stock are issued and outstanding, (iv) 10,139,040 shares of Class A Common Stock are held in treasury, (v) 4,595,975 shares of Class A Common Stock are reserved for issuance upon conversion of the Preferred Stock, (vi) 5,475,548 shares of Class A Common Stock are reserved for issuance under restricted stock units under the Equity Plans, (vii) 75,000 shares of Class A Common Stock are reserved for issuance under stock appreciation rights under the Equity Plans. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and non-assessable, and were issued in compliance with the applicable registration and qualification requirements of applicable Law.
(b)    Except as set forth in subsection (a) above, as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests.
(c)    Except as set forth in subsection (a) above, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
(d)    There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or other equity interest of the Company.
Section 3.04    Authorization of Agreements; Enforceability. Each of this Agreement, the other Transaction Agreements, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and its board of directors. This Agreement has been and, prior to the Closing, each of the other Transaction Agreements will be, validly executed and delivered by the Company, and each of the Transaction Agreements constitutes or, prior to or upon the Closing, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”). Without limiting the generality of the foregoing, no approval by the stockholders of the Company is required in connection with this Agreement, any of the other Transaction Agreements, the performance by the Company of its obligations hereunder and thereunder, or the consummation by the Company of the transactions contemplated hereby and thereby.
Section 3.05    No Conflict. The execution and delivery by the Company of this Agreement does not, and the execution and delivery of any of the other Transaction Agreements will not, and, subject to obtaining the Governmental Approvals, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, deed of trust, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens or other Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of any organizational document, in each case as amended, of the Company, or (iii) conflict with or violate, in any material respect, any applicable Law, other than, in the case of clause (i), any such violation, default, termination, cancellation, acceleration, right, loss or lien or other Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.06    Governmental Approvals. The Company or any of its Subsidiaries is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law or requirement in effect on the date hereof in connection with the execution, delivery and performance by the Company of this Agreement or any of the other Transaction Agreements, other than in connection with or in compliance with (i) its obligations under the Securities Act and the Exchange Act, (ii) the listing of the Shares pursuant to the rules and regulations of NASDAQ, (iii) the HSR Act, (iv) the CFIUS Approval and (v) state securities or “blue sky” Law (collectively, the “Company Governmental Approvals”), and, subject to the accuracy of the representations and warranties of the Investor in Section 4.04, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority or other Person may be necessary for the consummation by the Company of the transactions contemplated by this Agreement or any of the other Transaction Agreements, except, in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation by the Company of the transactions contemplated in this Agreement or any of the other Transaction Agreement or the performance by the Company of its obligations hereunder or thereunder. Without limiting the generality of the foregoing, the consummation of the transactions contemplated by the Transaction Agreements will not result in the “assignment” (as defined in the Investment Advisers Act of 1940 and the Investment Company Act of 1940) of any investment advisory agreement to which the Company or any of its Subsidiaries is a party or otherwise require consent or other approval of any advisory client of the Company or any of its Subsidiaries.
Section 3.07    Authorization of the Shares. The Shares have been duly and validly authorized for issuance and sale to the Investor pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, Taxes (other than Transfer Taxes) and Encumbrances. The issuance of the Shares pursuant to this Agreement is not subject to preemptive or other similar rights of any security holder of the Company and is exempt from registration under the Securities Act.
Section 3.08    Authorization of the Term Loan Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Term Loan Agreement has been taken. When executed and delivered by the Company, the Term Loan Agreement shall constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as may be limited by the Bankruptcy and Equity Exception. The Company has all requisite corporate power to enter into the Term Loan Agreement and to carry out and perform its obligations under the terms of the Term Loan Agreement.
Section 3.09    Reports.
(a)    The SEC Reports filed or furnished by the Company since December 31, 2014, when they became effective or were filed with or furnished to the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and none of such documents when they become effective or were filed with or furnished to the SEC, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC or its staff.
(b)    Since December 31, 2014 to the date hereof, the Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, schedules, forms, registrations and statements and other documents, together with any required amendments thereto, that it was required to file with or furnish to the SEC or any other Governmental Authority, except where the failure to file or furnish any such report, schedule, form, registration or statement or other document with any such other Governmental Authority, would not result in a Material Adverse Effect.
Section 3.10    Financial Statements; No Undisclosed Liabilities; Controls.
(a)    Each of the consolidated balance sheets, and the related consolidated statements of operations, cash flows and changes in equity, included or incorporated in the SEC Reports filed by the Company since December 31, 2014 (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries in all material respects, (B) present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, cash flows and changes in equity of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto. Neither the Company nor any of its Subsidiaries has any liabilities or obligations except for (i) those of a nature required to be, and having been, disclosed in the balance sheet as of December 31, 2016 prepared in accordance with GAAP (excluding those discharged or paid in full prior to the date hereof), and (ii) liabilities that have arisen since December 31, 2016 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the SEC Reports nor any obligations to enter into any such arrangements.
(b)    The Company (A) has implemented and maintains disclosure controls and procedures (as such terms are defined in, and required by, Rule 13a-15(e) of the Exchange Act) that are reasonably designed and are effective to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting for the fiscal years ended December 31, 2015 and December 31, 2016 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) or will issue, as applicable, an attestation report concluding that the Company maintained effective internal control over financial reporting as of each of December 31, 2015 and December 31, 2016.
Section 3.11    No Material Adverse Change in Business. Since December 31, 2016 to the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (ii) there have occurred no event or events that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (iii) there has not been (A) any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, (B) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries, (C) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, (D) any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) in any material respect of the method of accounting of the Company or any of its Subsidiaries for Tax purposes, (E) any amendment to the organizational documents of the Company, (F) any incurrence of material indebtedness for borrowed money or any guarantee of such indebtedness for another Person or any issue or sale of debt securities, warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, (G) any adoption of resolution to approve or petition or similar proceeding or order in relation to a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, (H) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any part thereof, or (I) any agreement to carry out any of the foregoing.
Section 3.12    Taxes.
(a)    (i) All income and all other material Tax Returns required to be filed by the Company and each of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects; and (ii) all material Taxes due and payable by the Company or any of its Subsidiaries have been timely paid, other than those being contested in good faith and for which adequate reserves in accordance with GAAP have been provided.
(b)    Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has received notice regarding unpaid Taxes in any amount claimed to be due by the taxing authority of any jurisdiction and the Company is not aware of any reasonable basis for any such claim; (ii) as of the date hereof, there are no audits or examinations pending with respect to any Taxes of the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries does not have reserves that are adequate under GAAP; (iii) there are no liens for Taxes on, or on the assets or property of, the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries have made any elections relating to Taxes since the date of the most recently filed Tax Return other than elections relating solely to depreciation, amortization or methods of accounting; (v) neither the Company nor any of its Subsidiaries is a party to any tax allocation, sharing or indemnity agreement other than any such agreement (A) the primary purpose of which is unrelated to Taxes or (B) between or among the Company and its Subsidiaries; (vi) the Company and each of its Subsidiaries are in compliance with all requirements of any subsidies, rebates, reductions, exemptions, tax holidays or tax incentives claimed by such entity; (vii) neither the Company nor any of its Subsidiaries is liable for any Taxes of any Person (except with respect to a group the common parent of which is the Company) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or by contract; and (viii) none of the Company or any of its Subsidiaries is, or will, as a result of any of the transactions contemplated by this Agreement or the other Transaction Agreements, be, subject to any “section 382 limitation” within the meaning of Section 382(b) of the Code.
Section 3.13    Absence of Proceedings. There is no Action before or brought by any Governmental Authority, now pending or, to the Knowledge of the Company, threatened, in each case against or affecting the Company or any of its Subsidiaries, which would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect to the Company and its Subsidiaries, taken as a whole, or that relates to or challenges the validity or propriety of, or otherwise seeks to restrain or enjoin the consummation of, this Agreement, any of the other Transaction Agreements or the transactions contemplated hereby or thereby. As of the date hereof, there is no Governmental Order outstanding against the Company, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as such directors and officers), except for any Governmental Order which would not reasonably be expected to result in a Material Adverse Effect.
Section 3.14    Compliance with Laws. The Company and its Subsidiaries are in compliance with, and conduct their businesses in conformity with, and, since December 31, 2014, have been in compliance with, and have conducted their businesses in conformity with, all applicable Law, except where the failure to be in compliance or conformity would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.
Section 3.15    Permits. The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, (i) all Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding pending, or to the Knowledge of the Company, threatened by any Governmental Authority that has had or would reasonably be expected to result in any adverse modification, termination or revocation thereof and (ii) the Company and its Subsidiaries are in compliance in all respects with the terms and requirements of all such Company Permits.
Section 3.16    Investment Company Act. The Company is not required, and upon the issuance and sale of the Shares and the funding of the Loan as herein contemplated and the application of the net proceeds therefrom to the capital or any other accounts of the Company in accordance with the terms of the Transaction Agreements will not be required, to register as an “investment company” under the Investment Company Act of 1940.
Section 3.17    Employee Benefits.
(a)    All “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as to which the Company or any entity which, with the Company, would be deemed to be a single employer under Section 414(b), (c), (m) or (o) of the Code, has any liability and that are subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code shall be referred to herein as “Company Plans.” No liability has been incurred under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code that would have a Material Adverse Effect, and, to the Knowledge of the Company, no facts exist or events have occurred that would result in any such liability that would have a Material Adverse Effect. As of the date hereof, there has been no adverse change in the funded status of the Company Plans and each other pension and other post-employment benefit plans (as such terms are used in Statement of Financial Accounting Standards No. 158) with respect to which the Company has any liability, considered individually and in the aggregate, since December 31, 2016, that could have a Material Adverse Effect.
(b)    Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, all employer and employee contributions to each Company Plan required by any Law or by the terms of such Company Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.
(c)    Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in an increase in the amount of, or acceleration in the timing of payment of vesting of, any compensation payable or awarded by the Company or any of its Subsidiaries to any of its or their employees under any employment agreements, plans or programs of the Company or any of its Subsidiaries.
Section 3.18    State Takeover Laws. The Company’s board of directors has taken all action necessary to render inapplicable to the Investor in connection with this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or similar anti-takeover provision in the Company’s organizational documents, and no such restriction is, or at the Closing will be, applicable to the transactions contemplated by this Agreement between the Investor and the Company.
Section 3.19    Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which the Company and its Subsidiaries are engaged, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.20    No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Investor for a brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Shares or the funding of the Loan.
Section 3.21    No General Solicitation; No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Shares, or (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise.
Section 3.22    Material Contracts. Each of the Material Contracts (hereinafter defined) is valid and in full force and effect, is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and will continue to be so immediately after the Closing, except where the failure to be in full force and effect would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Material Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under any Material Contract, except, in each case, for violations, breaches or defaults which would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or (iv) give any Person the right to cancel, terminate or modify any Material Contract, except, in each case, as would not have, or reasonably be expected to have, a Material Adverse Effect. A “Material Contract” shall refer to any contract required to be filed or furnished by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act. As of the date hereof, true and complete copies of each Material Contract (and all amendments thereto) have been filed with the SEC.
Section 3.23    Anticorruption; AML and Sanctions.
(a)    None of the Company, any Subsidiaries of the Company, or any director, officer, agent, employee, representative, consultant, or any other person acting for or on behalf of the foregoing (collectively, “Company Representatives”) has in the past five (5) years violated any Anticorruption Laws, nor has the Company, any of its Subsidiaries or any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where such Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person: (i) for the purpose of: (A) influencing any act or decision of a Government Official in their official capacity; (B) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; (D) inducing a Government Official to influence or affect any act or decision of any Governmental Entity; or (E) assisting such Company Representative in obtaining or retaining business for or with, or directing business to, any Company Representative; or (ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.
(b)    No Company Representative has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Company Representative has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.23.
(c)    No officer, director, or employee of the Company or any Subsidiary of the Company is a Government Official.
(d)    The Company and each Subsidiary of the Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, related parties, and Government Officials in accordance with GAAP.
(e)    The operations of the Company and its Subsidiaries have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all applicable money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conducts business or owns assets (collectively, the “Money Laundering Laws”). No proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, is threatened.
(f)    No Company Representative is currently a Sanctions Target or is located, organized or resident in a country or territory that is a Sanctions Target.
(g)    At no time during the prior five (5) years has the Company or any of its Subsidiaries materially violated applicable Sanctions Laws and Regulations or knowingly engaged in any prohibited dealings or transactions with any Person, or in any country or territory that is a Sanctions Target, nor is the Company or any its Subsidiaries currently engaged in any such activities.
Section 3.24    Intellectual Property. The Company and its Subsidiaries own or have licenses to use all Intellectual Property used by them to carry on and operate their businesses as currently conducted, except to the extent failure to be owner or the licensee would not result in a Material Adverse Effect. Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice (a) challenging the ownership, use, validity or enforceability of any Intellectual Property or (b) of any default or any event that, with notice or lapse of time or both, would constitute a default under any contract pursuant to which a third party grants the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries grants a third party, the right to use any Intellectual Property.
Section 3.25    Title to Property and Assets.
(a)    Each of the Company and its Subsidiaries has good title to, or a legal and valid right to use, all properties and assets (whether tangible or intangible) that it purports to own (including as reflected in its balance sheet) or that it uses, free and clear of any and all Encumbrances, except for any defects in title or right or any Encumbrances that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. Such properties and assets collectively represent in all material respects all properties and assets necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.
(b)    Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, (i) all current leases and subleases of property and assets entered into by the Company or any of its Subsidiaries are in full force and effect, valid and effective in accordance with their terms, subject to the Bankruptcy and Equity Exception, (ii) each of the Company and its Subsidiaries is in compliance with such leases and subleases, and (iii) the Company or such Subsidiary, as applicable, holds valid leasehold interests in the leased or subleased property and assets subject thereto, free of any and all Encumbrances.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
As an inducement to the Company to enter into this Agreement, the Investor hereby represents and warrants to the Company as follows:
Section 4.01    Due Organization of the Investor. The Investor has been duly organized and is validly existing and in good standing under the Law of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement and each of the other Transaction Agreements, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
Section 4.02    Authorization of Agreements; Enforceability. Each of this Agreement and the other Transaction Agreements, the performance by the Investor of its obligations hereunder and thereunder, and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Investor. This Agreement has been and, prior to the Closing, each of the Transaction Agreements will be, validly executed and delivered by the Investor and constitute or will constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with its respective terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.
Section 4.03    Absence of Defaults and Conflicts. The execution and delivery by the Investor of this Agreement do not, and the execution and delivery of any of the Transaction Agreements will not, and, subject to obtaining the Governmental Approvals, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Investor or result in the creation of any liens or other Encumbrance upon any of the properties or assets of the Investor, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Investor, or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or lien or other Encumbrance that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the other Transaction Agreements or the performance by the Investor of its obligations hereunder or thereunder.
Section 4.04    Governmental Approvals. The Investor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in the United States or China pursuant to any Law or requirement in effect on the date hereof in connection with the execution, delivery and performance by the Investor of this Agreement or any of the other Transaction Agreements, other than as a result of the identity or status of the Company and/or its Subsidiaries in connection with (i) its obligations under the Exchange Act, (ii) the HSR Act and (iii) the CFIUS Approval (together with the Company Governmental Approvals, the “Governmental Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.06, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority may be necessary, under applicable Law in effect on the date hereof, for the consummation by the Investor of the transactions contemplated by this Agreement or any of the other Transaction Agreements, except, in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation by the Investor of the transactions contemplated in this Agreement or any of the other Transaction Agreements or the performance by the Investor of its obligations hereunder or thereunder.
Section 4.05    Absence of Proceedings. There is no Action before or brought by any Governmental Authority, now pending or, to the knowledge of the Investor, threatened against or affecting the Investor, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation by the Investor of the transactions contemplated in this Agreement or any of the other Transaction Agreements or the performance by the Investor of its obligations hereunder or thereunder.
Section 4.06    Compliance with Laws. In connection with this Agreement, each of the other Transaction Agreements and the transactions contemplated hereby and thereby, the Investor is in compliance with, and conduct its businesses in conformity with all applicable Law (including applicable Law of the United States and those countries in which the Company or its Subsidiaries conduct business) in all material respects.
Section 4.07    Sufficient Funds. The Investor has, and shall have on the Closing Date, sufficient funds on hand in United States (U.S.) dollars outside of China that have no foreign exchange restrictions to pay in full the Share Purchase Price and the Loan Amount in accordance with the Transaction Agreements.
Section 4.08    Investment Representations.
(a)    The Investor acknowledges that:
(i)    the Common Stock is listed on NASDAQ and the Company is required to file reports containing certain business and financial information with the SEC and may be required to file a copy of this Agreement with the SEC, pursuant to the reporting requirements of the Exchange Act and that it is able to obtain copies of such reports;
(ii)    it may not sell or otherwise transfer the Shares, except pursuant to an effective registration under the Securities Act and in accordance with the Investor Rights Agreement, or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company or the Investor, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder; provided, however, that no opinion of counsel will be required if the sale or transfer of such shares is pursuant to Rule 144 promulgated under the Securities Act (or any other similar rule or regulation of the SEC that may at any time permit the Company to sell its securities to the public without registration);
(iii)    the Term Loan Agreement is subject to the transfer restrictions set forth in the Term Loan Agreement;
(iv)    the Shares will be subject to certain additional transfer restrictions set forth in the Investor Rights Agreement;
(v)    the certificates representing the Shares will bear the following legend:
“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED EXCEPT IN CONNECTION WITH A CHANGE IN CONTROL OF THE COMPANY, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY OR THE INVESTOR, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE SHARES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED AS OF MARCH 29, 2017, BY AND BETWEEN THE INVESTOR AND THE COMPANY.”
(vi)    the Shares have not been registered under the Securities Act and may not be offered or sold except pursuant to registration or to an exemption from the registration statements of the Securities Act or as otherwise provided in the Transaction Agreements; and
(vii)    it is informed as to the risks of the ownership of the Shares and the entry into the Term Loan Agreement and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such ownership, and is able to bear the economic risk of such ownership for an indefinite period of time. The Investor has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the issuance of the Shares.
(b)    The Investor is purchasing the Shares for investment purposes only, and not in a transaction or series of transactions involving a purchase and sale or a repurchase and resale in the course of or incidental to a distribution. The Investor is not a “U.S. Person” (as such term is defined in Rule 902(k) of Regulation S under the Securities Act). Investor has not been provided with an offering memorandum or any similar document in connection with its subscription for the Shares. Neither the Investor nor any of its Affiliates Beneficially Owns any Class A Common Stock or any other equity securities of the Company.
Section 4.09    No Broker’s Fees. Neither Investor nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Shares or the funding of the Loan.
ARTICLE V

ADDITIONAL AGREEMENTS
Section 5.01    Regulatory Approvals; Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement, each of the Investor and the Company shall use their reasonable best efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including:
(i)    using their reasonable best efforts to obtain and maintain all necessary actions or nonactions, waivers, consents and approvals, including the Governmental Approvals, from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; and
(ii)    the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
(b)    Each of the Investor and the Company shall cooperate in the preparation of any application for the Governmental Approvals and any other orders, clearances, consents, notices, rulings, exemptions, certificates, no-action letters and approvals reasonably deemed by either the Investor or the Company to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under applicable Law in connection with the transactions contemplated by this Agreement.
(c)    Subject to applicable Law or any requirement of a Governmental Authority, each of the Investor and the Company shall cooperate with and keep each other reasonably informed as to the status of and the processes and proceedings relating to obtaining the Governmental Approvals and any other actions or activities pursuant to this Section 5.01, and shall promptly notify each other of any material communication from any Governmental Authority in respect of this Agreement or the transactions contemplated hereby, and, unless it consults with the other parties in advance, shall not make any submissions, correspondence or filings, or participate in any communications or meetings with any Governmental Authority in respect of any filings, investigations or other inquiries or proceedings related to this Agreement or the transactions contemplated hereby, and, to the extent not precluded by such Governmental Authority, gives the other parties the reasonable opportunity to review drafts of, and provides final copies of, any submissions, correspondence or filings, and to attend and participate in any communications or meetings.
(d)    Notwithstanding anything to the contrary contained in this Agreement, each of the Investor and the Company hereby agree and acknowledge that none of this Section 5.01, Section 5.02 nor the “reasonable best efforts” standard shall require, or be construed to require, in order to obtain any permits, consents, approvals or authorizations, or any terminations or waivers of any applicable waiting periods, (i) the Company to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to materially and adversely impact the Company’s or any of its Subsidiaries’ ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement, (ii) the Investor to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to materially and adversely impact the rights and benefits, taken as a whole, of the Investor that would be conferred by the transactions contemplated by this Agreement and the other Transaction Agreements, or (iii) any party hereto to commence or defend any lawsuits or other legal proceedings, whether judicial or administrative, in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby (any such effect, a “Substantial Detriment”).
Section 5.02    CFIUS Review. Each of the Investor and the Company shall use its reasonable best efforts to obtain the CFIUS Approval. Without limiting the foregoing, the requirement of the Investor and the Company to use their reasonable best efforts to obtain the CFIUS Approval shall include promptly (and in any event, the draft notification filing within 20 Business Days following (but not including) the date hereof or on such date as otherwise agreed by both parties) making any pre-notification and notification filings required in connection with obtaining the CFIUS Approval, and providing any information requested by CFIUS or any other agency or branch of the United States government in connection with their review of the transactions contemplated by this Agreement. Such efforts also shall include all other efforts necessary to obtain the CFIUS Approval (including entering into an agreement pursuant to the DPA intended to address any national security concerns) that are not reasonably likely to result in a Substantial Detriment.
Section 5.03    HSR Act. The Company and the Investor agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within fifteen (15) Business Days following (but not including) the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Company and the Investor shall each pay 50% of all the costs, expenses and filing fees incurred in connection with obtaining approval pursuant to the HSR Act.
Section 5.04    Board Representation. Upon the Closing, (i) the Company shall increase the size of its board of directors by three directors and (ii) the Company shall cause its board of directors to fill this vacancy with three directors designated by the Investor who shall (w) be reasonably acceptable to the Company (which acceptance shall not be unreasonably withheld), (x) be approved by the Nominating and Governance Committee of the Company’s board of directors, (y) meet all qualifications required by written policy of the Company and (z) meet the independence standards set forth in the NASDAQ listing rules (the “Investor Designees”).
Section 5.05    Securities Law Filings. The Investor shall timely file all forms, reports and documents required to be filed with the SEC (including filing any required statements of Beneficial Ownership on Schedule 13D or Schedule 13G and such filings as may be required under Section 16 of the Exchange Act).
Section 5.06    Transfer Taxes. The Investor shall timely pay all transfer, documentary, sales, use, registration, stamp, excise, stock transfer, or other similar Taxes required to be paid in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The parties shall cooperate in the filing of any returns with respect to the Transfer Taxes.
Section 5.07    Further Assurances. Each of the parties shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby on a timely basis, including to execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement. After the Closing Date, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as any other party may reasonably request to consummate or implement such transactions or to evidence such events or matters as contemplated hereby.
Section 5.08    Compliance and Actions Prior to Closing.
(a)    From the date hereof until the Closing Date, except as required by applicable Law or as set forth on Section 5.08 of the Company Disclosure Schedule or with the prior written consent of the Investor, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business and affairs in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice, and (iii) use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present executive officers and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with persons with which the Company or any of its Subsidiaries has material business relations.
(b)    Without limiting the generality of the foregoing, the Company agrees that, from the date hereof until the Closing Date, except as set forth on Section 5.08 of the Company Disclosure Schedule, none of the Company or its Subsidiaries shall make (or otherwise enter into any contract, agreement or understanding with respect to) (i) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any securities of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries or required pursuant to the terms of the Preferred Stock); or (iii) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries.
Section 5.09    Information and Inspection Rights. The Company shall permit, and shall cause each of its Subsidiaries to permit, the Investor, its respective representatives or any independent auditor or legal counsel appointed by the Investor, during normal business hours following reasonable notice by the Investor to the Company, to (i) visit and inspect any of the properties of the Company or any of its Subsidiaries, (ii) examine the books of account and records of the Company or any of its Subsidiaries, and (iii) discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the directors, officers, and management employees of the Company or any of its Subsidiaries; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Investor or any director, officer, agent, employee, representative, or consultant of the Investor, or any other person acting for or on behalf of the foregoing, if such access or disclosure would reasonably be expected to (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) waive any legal privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), or (iii) be in violation of applicable Law (including the HSR Act) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. The information provided pursuant to this Section 5.09 will be used solely for the purpose of effecting the transactions contemplated by this Agreement, and will be governed by all the terms and conditions of the Confidentiality Agreement.
Section 5.10    Use of Proceeds. The Company shall use all the proceeds of (i) the Loan in accordance with the Term Loan Agreement and (ii) the Share Purchase Price for the repayment of debt and making investments in strategic growth business areas.
ARTICLE VI

CONDITIONS TO CLOSING
Section 6.01    Mutual Conditions of Closing. The obligations of the Company and the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or mutual written waiver, at or prior to the Closing, of each of the following conditions:
(a)    No Adverse Law, Injunction. There shall not be any Law or Governmental Order in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement, and no action, suit, investigation or proceeding pending by a Governmental Authority of competent jurisdiction that seeks such a Governmental Order;
(b)    Governmental Approvals. Any Governmental Approvals, except for the CFIUS Approval (which is addressed below in subsection (c)), shall have been obtained or made and shall be in full force and effect and any waiting periods applicable to this Agreement and the transactions contemplated hereunder under applicable antitrust Laws, including under the HSR Act, shall have expired or been terminated;
(c)    CFIUS. The parties shall have received the CFIUS Approval;
(d)    No Registration Statement Required. The issue and sale of the Shares shall be exempt from the requirement to file a prospectus or registration statement and there shall be no requirement to deliver an offering memorandum under applicable securities Law relating to the sale of the Shares; and
(e)    NASDAQ Listing. The Company shall have filed with NASDAQ a notification of the issuance and sale of the Shares as required by the NASDAQ listing rules.
Section 6.02    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties set forth in Article IV (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the date hereof and as of the Closing Date as though then made and (ii) the representations and warranties set forth in Article IV that address matters as of particular dates shall be true and correct as of the date hereof and as of such dates, except where the failure of such representations and warranties referenced in clauses (i) and (ii) above to be so true and correct have not, individually or in the aggregate, had a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement and the Transaction Agreements (without giving effect to materiality or similar phrases in such representations and warranties);
(b)    Covenants. The covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects;
(c)    Investor Closing Certificate. The Investor shall have delivered to the Company a certificate, dated as of the date of the Closing and signed by any senior officer, certifying to the effect that the conditions set forth in Section 6.02(a) and (b) have been satisfied; and
(d)    Transaction Agreements. Each of the Transaction Agreements shall have been executed and delivered by the Investor.
Section 6.03    Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Investor’s written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties set forth in Article III (other than those representations and warranties in Sections 3.01 through 3.04 and the representations and warranties that address matters as of particular dates) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, (ii) the representations and warranties set forth in Article III that address matters as of particular dates (other than those representations and warranties in Sections 3.01 through 3.04) shall be true and correct in all respects as of the date hereof and as of such dates, except where the failure of such representations and warranties referenced in clauses (i) and (ii) above to be so true and correct have not, individually or in the aggregate, had a Material Adverse Effect (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), and (iii) the representations and warranties in Sections 3.01 through 3.04 (other than de minimis exceptions in Section 3.03) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made;
(b)    Covenants. The covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects;
(c)    Company Closing Certificate. The Company shall have delivered to the Investor a certificate, dated as of the date of the Closing and signed by any executive officer, certifying to the effect that the conditions set forth in Section 6.03(a) and (b) have been satisfied;
(d)    No Material Adverse Effect. Since the date hereof to the Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute or would reasonably be expected to have a Material Adverse Effect;
(e)    No Change in Control. Since the date hereof to the Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute or would reasonably be expected to lead to a Change in Control;
(f)    Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by the Company; and
(g)    Board Representation. The Company’s board of directors shall have passed resolutions approving the increase to the size of the Company’s board of directors and, subject to and in accordance with Section 5.04 hereof and Section 2.2 of the Investor Rights Agreement, the appointment of the three Investor Designees to the Company’s board of directors, in each case effective upon Closing and otherwise as contemplated by and in accordance with Section 5.04.
ARTICLE VII

TERMINATION
Section 7.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Company and the Investor;
(b)    by the Investor, if (i) the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Company receives written notice thereof from the Investor (or such shorter period between the date of such notice and the date on which, without such breach or misrepresentation, the Closing is reasonably expected to occur), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.03(a) or (b) not to be satisfied;
(c)    by the Company, if (i) the Investor shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Investor receives written notice thereof from the Company (or such shorter period between the date of such notice and the date on which, without such breach or misrepresentation, the Closing is reasonably expected to occur), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.02(a) or (b) not to be satisfied;
(d)    by the Investor upon occurrence of a Change in Control;
(e)    by either the Company or the Investor if the Closing shall not have occurred by the date that is September 30, 2017; or
(f)    by either the Investor or the Company in the event that any Governmental Authority shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting, or altering, materially and adversely (to the Investor and the Company), the material terms of, the transactions contemplated by this Agreement, and such Governmental Order shall have become final and nonappealable, provided that the right to terminate this Agreement pursuant to this Section 7.01(e) shall not be available to a party if the issuance of such Governmental Order or the taking of such action was primarily due to the breach or failure of such party to perform in material respects any of its obligations under this Agreement.
Section 7.02    Effect of Termination. In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement that occurred before such termination and the terms of Article VIII shall survive any such termination.
ARTICLE VIII

GENERAL PROVISIONS
Section 8.01    Survival; Indemnification.
(a)    Other than the representations and warranties set forth in Sections 3.01 through 3.04, 3.07, 3.08, 4.01 and 4.02, which shall survive the Closing indefinitely, the representations and warranties of the parties contained herein shall survive the execution and delivery of this Agreement and the Closing until, and shall terminate on, the date that is eighteen (18) months after the Closing Date. All of the covenants or other agreements of the parties contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.
(b)    From and after the Closing Date, without prejudice to Section 9.3 of the Term Loan Agreement, each party (the “Indemnitor”) shall defend, protect, indemnify and hold harmless the other parties and their respective Affiliates, shareholders, partners, members, officers, directors, employees, agents or other representatives (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement, (ii) any breach of any covenant, agreement or obligation of the Indemnitor contained in this Agreement; provided that the Indemnified Liabilities incurred by the Investor shall also include diminution in value to the extent reasonably foreseen and in relation to misrepresentation or breach of any representation or warranty made by the Company under Section 3.10, and (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party arising out of or as a result of any breach of any representation or warranty made by the Indemnitor or any breach of any covenant, agreement or obligation of the Indemnitor under any of the Transaction Agreements; provided that any Indemnified Liabilities incurred by the Company shall be payable to the Investor based on its pro rata Beneficial Ownership. To the extent that the foregoing undertaking by the Indemnitor may be unenforceable for any reason, the Indemnitor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law.
(c)    Notwithstanding anything to the contrary in this Agreement, the Indemnitor shall have no liability to the Indemnitees under Section 8.01(b) with respect to any breach of any representation or warranty made by the Indemnitor in this Agreement unless and until the aggregate amount of Indemnified Liabilities suffered or incurred by the Indemnitees thereunder exceeds US$3 million (the “Deductible”), in which case the Indemnitor shall only be liable for Indemnified Liabilities in excess of the Deductible. With respect to any individual claim for Indemnified Liabilities for breach of any representation or warranty made by the Indemnitor in this Agreement, the Indemnitor shall have no liability to the Indemnitees under Section 8.01(b) unless and until the amount of Indemnified Liabilities for such claim individually exceeds US$100,000 (the “Threshold”) (it being understood that any such individual claims for amounts less than the Threshold shall be disregarded in determining whether the Deductible has been exceeded); provided that the maximum aggregate liabilities of the Indemnitor in respect of Indemnified Liabilities pursuant to Section 8.01(b) with respect to any breach of any representation or warranty made by the Indemnitor in this Agreement shall be subject to a cap equal to the Share Purchase Price; and provided, further, that the limitations under this Section 8.01(c) shall not apply to (A) any misrepresentation or breach of any representation or warranty made by the Company under Sections 3.01 through 3.04, 3.07, 3.08 and 3.12 hereof; (B) any misrepresentation or breach of any representation or warranty made by the Investor under Sections 4.01 and 4.02; and (C) any Indemnifiable Liabilities resulting from or arising out of actual fraud, intentional misrepresentation of material facts or other willful misconduct in connection with breach of any covenant, agreement or obligation on the part of the Company or the Investor.
(d)    Notwithstanding any other provision contained herein and except in the case of fraud or intentional misrepresentation and/or willful misconduct in connection with breach of any covenant, agreement or obligation from and after the Closing, this Section 8.01 shall be the sole and exclusive remedy of any of the Indemnitees for any claims against the Indemnitor arising out of or resulting from this Agreement and the transactions contemplated hereby; provided that the Indemnitee shall also be entitled to specific performance or other equitable remedies pursuant to Section 8.14.
(e)    Notwithstanding anything in this Agreement to the contrary, for the sole purpose of determining the amount of Indemnified Liabilities (and not for determining whether any breach of representations or warranties have occurred), the representations and warranties contained herein shall be deemed to have been made without being qualified by “materiality” or “Material Adverse Effect” or similar qualifications, except to the extent such “materiality” qualifier or word of similar import is used for the express purpose of listing any information on the Company Disclosure Schedule rather than qualifying a statement.
Section 8.02    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 8.03    No Additional Representations. The Investor acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Investor in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to Investor (or any of its affiliates, officers, directors, employees or representatives acting on behalf of the Investor) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries, or (b) the future business and operations of the Company and its Subsidiaries. The Company acknowledges that the Investor does not make any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Investor to the Company in accordance with the terms hereof.
Section 8.04    Public Announcements. The parties agree that a press release substantially in the form attached hereto as Exhibit C, shall be jointly issued on or after the date hereof. Except as may be required by applicable Law, court process or any listing agreement with any national securities exchange, the parties shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the transactions contemplated hereby, and no party hereto will make any such news release or public disclosure without first consulting with the other party.
Section 8.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.06    Entire Agreement. This Agreement (including the exhibits and schedules hereto and the Company Disclosure Schedule), the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Company and the Investor with respect to the subject matter hereof and thereof; provided that Section 7 (Standstill) of the Confidentiality Agreement shall terminate and have no further force and effect immediately upon the Closing.
Section 8.07    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a prior notice given in accordance with this Section 8.07):
If to the Company:
Cowen Group, Inc.
599 Lexington Avenue
New York, NY 10022
Attention: Owen Littman, General Counsel
Facsimile: 212 201-4840

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: David K. Boston
Laura L. Delanoy
Facsimile: 212 728-8111

If to Investor and its Affiliates:

Shanghai Huaxin Group (HongKong) Limited
Room 2302-04,23/F
Convention Plaza Office Tower
1 Harbour Road, Wanchai, Hong Kong
Attention: June Ma
Facsimile: +852-3152 3890

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004 China
Attention: Peter X. Huang
Facsimile: +86(10) 6535 5699
Section 8.08    Assignment. This Agreement may not be assigned without the express written consent of the other parties (not to be unreasonably withheld, delayed or conditioned) and any such assignment or attempted assignment without such consent shall be void; provided that the rights and obligations of the Investor hereunder may be transferred or assigned to its designated Affiliate that is under common control with the Investor and who is reasonably acceptable to the Company; provided, that any such transfer or assignment shall not relieve the Investor of its obligations hereunder.
Section 8.09    Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Company and the Investor, or (ii) by a waiver in accordance with Section 8.10.
Section 8.10    Waiver. The Company or the Investor may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party that is giving the waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 8.11    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
Section 8.12    Governing Law; Arbitration; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Law of the State of New York applicable to contracts executed in and to be performed in that State, without regard to principles of the conflict of Law.
(b)    Except as provided in Section 8.12(c), any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) shall be determined by arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules. For the avoidance doubt, this clause shall not apply to any controversy or claim arising out of or relating to Investors Rights Agreement or the Term Loan Agreement. All Disputes shall be heard by a panel of three arbitrators. The place of arbitration shall be the Borough of Manhattan, New York, New York. The language of the arbitration shall be English. Any notice given in connection with an arbitration under this clause shall be deemed valid, proper and sufficient if given in accordance with the requirements of Section 8.07 of this Agreement. Within twenty (20) days after the commencement of arbitration, each party shall select a person to serve as an arbitrator. The party-selected arbitrators shall then select the presiding arbitrator within thirty (30) days of their appointment. If any arbitrators are not selected within these time periods, the ICDR shall, at the written request of any party, complete the appointments that have not been made. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one party to another, testimony or other oral submission and any awards or decisions) shall not be disclosed beyond the arbitral tribunal, the ICDR, the parties, their legal and professional advisors, and any person necessary for the conduct of the arbitration, except as may be lawfully required in judicial proceedings relating to the arbitration or as otherwise required by Law. The arbitration provided for herein shall be the sole and exclusive forum for resolution of any Dispute, and the award shall be in writing, state the reasons for the award and be final and binding. Judgment thereon may be entered in any court of competent jurisdiction.
(c)    By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue equitable relief under Section 8.14, a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. In any such judicial action: (i) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in New York (the “New York Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (ii) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Courts; (iii) each of the parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.
Section 8.13    No Consequential Damages. No party shall seek or be entitled to receive any consequential damages, including but not limited to loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty or covenant set forth in this Agreement; nor shall any party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement. The Investor has relied solely on the representations and warranties expressly made in this Agreement in making its determination to enter into this Agreement and to consummate the transactions contemplated hereby.
Section 8.14    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.
Section 8.15    Nature of Agreement. With respect to the contractual liability of the Investor to perform its obligations under this Agreement, with respect to itself or its property, the Investor agrees that the execution, delivery and performance by it of this Agreement constitute private and commercial acts done for private and commercial purposes.
Section 8.16    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
Section 8.17    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission of portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COWEN GROUP, INC.

By:    /s/ Jeffrey Solomon
Name: Jeffrey Solomon
Title: President

SHANGHAI HUAXIN GROUP (HONGKONG) LIMITED

By:    /s/ Li Yong
Name: Li Yong
Title: Authorised Signatory

[Stock Purchase Agreement Signature Page]